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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                   -------------------------------------------

                                       8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

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      Date of Report (Date of earliest event reported): September 14, 2001



                                 CYBERCARE, INC.
                                 ---------------
             (Exact name of registrant as specified in its charter)



           FLORIDA                     0-20356                  65-0158479
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(State or other jurisdiction    (Commission File Number)     (IRS Employer ID
       of incorporation)                                          Number)



       2500 QUANTUM LAKES DRIVE, SUITE 1000, BOYNTON BEACH, FLORIDA 33426
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                    (Address of principal executive offices)



Registrant's telephone number, including area code: 561-742-5000

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Item 5. Other Events

      The Registrant entered into a Private Equity Line Agreement ("Agreement") dated as of September 14, 2001 with Strategic Investment Management SA, an entity organized under the laws of the British Virgin Islands ("SIM"). Under the Agreement, the Registrant has the right to require SIM to purchase, from time to time, the Registrant's common stock (a "Put"), not to exceed, in the aggregate, $15 million of the Registrant's common stock. The price for each share purchased pursuant to a Put is 85% of the lower of the closing bid price or the lowest trading price for the Registrant's common stock (as reported by Bloomberg, L.P.) on the trading day on which a Put notification is delivered by the Registrant to SIM. The Registrant is required to consummate a minimum Put of $1 million of the Registrant's common stock during the term of the Agreement. The Agreement will terminate at the earlier of twenty-four months after the commencement of the commitment period or the date on which the Registrant has made Puts with an aggregate investment amount equal to $15 million.

      The maximum number of common stock the Registrant is permitted to Put to SIM in any seven-day period is based on 17.5% of the average trading volume (measured over the 10-day period prior to the Put notification) multiplied by a factor of five. Each Put must be for at least 10,000 shares of common stock. The total number of shares of common stock which may be sold to SIM under the Agreement may not exceed 19.9% of the total outstanding common shares of the Registrant. Prior to the first Put, but not later than 120 days following the date of the Agreement, the Registrant must have filed a registration statement, with the Securities and Exchange Commission, for the registration and resale of the common stock being sold under the Agreement.



SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.



Date: October 31, 2001                    By: /s/ STEVEN M. COHEN
                                              --------------------------------
                                              Steven M. Cohen
                                              Chief Financial Officer and
                                              Authorized signature.